UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 __________________________________________________
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2016 (May 23, 2016)
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AMERICAN CAPITAL AGENCY CORP.
(Exact name of registrant as specified in its charter)
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Delaware	001-34057	26-1701984
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(301) 968-9300

N/A
(Former name or former address, if changed since last report)
 __________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Purchase and Sale Agreement
As previously announced, on May 23, 2016, American Capital Agency Corp., a Delaware corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with American Capital, Ltd., a Delaware corporation (“ACAS”), American Capital Asset Management, LLC, a Delaware limited liability company and wholly-owned subsidiary of ACAS (“Seller”), and American Capital Mortgage Management, LLC, a Delaware limited liability company and wholly owned subsidiary of Seller (“ACMM”), pursuant to which the Company will purchase from Seller all of the issued and outstanding limited liability company interests of ACMM on a cash-free, debt-free basis for aggregate cash consideration of $562 million (the “Transaction”). ACMM is the parent company of two mortgage REIT managers (the “Advisers”) that provide investment management services to the Company and American Capital Mortgage Investment Corp., a Maryland corporation (collectively, the “REITs”). Subject to certain required approvals and closing conditions, as described below, the parties anticipate completing the Transaction in the third quarter of 2016.
The Purchase Agreement contemplates that ACAS and Seller will provide transitional services to the Company for up to a period of one year with the duration varying depending on the type of service.
The Purchase Agreement contains various representations, warranties and covenants, including, among others, that (i) each party will use reasonable best efforts to cause the fulfillment of the conditions to the closing of the Transaction, (ii) each party will use reasonable best efforts to obtain all requisite governmental and regulatory approvals to timely consummate the Transaction, (iii) prior to the closing, ACAS, Seller and ACMM will cause ACMM and the Advisers to conduct their business in the ordinary course consistent with past practice and use reasonable efforts to preserve their business, (iv) prior to the closing, ACAS, Seller and ACMM will cause the termination of all affiliate agreements with ACMM and the Advisers and arrangements with certain related persons, and (v) prior to the closing, ACAS and Seller will contribute to ACMM certain specified assets used in the business of ACMM and the Advisers. The Purchase Agreement also contains a “no shop” provision that restricts ACAS, Seller and certain of their affiliates from soliciting or engaging in discussions with third parties regarding other proposals to acquire the Company or either of the Advisers. In addition, in furtherance of the Company’s efforts to obtain representation and warranty insurance, at the Company’s expense, prior to the closing, ACMM will provide the Company with access to information, and Seller will provide the Company with a certificate confirming that the representations and warranties of ACAS and Seller are correct in all respects, with any exceptions to be set forth on a schedule.
The consummation of the Transaction is subject to the satisfaction or waiver of certain closing conditions, including, among others, (i) the absence of any order, injunction or decree preventing the consummation of the Transaction, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, (iii) the accuracy of the representations and warranties made by the parties, and (iv) the absence of any development that would reasonably be expected to have a material adverse effect on the business of ACMM and the Advisers.
The Purchase Agreement contains certain termination rights exercisable by either the Company or Seller prior to the closing under certain circumstances, including if (i) the closing does not occur on or before May 23, 2017, or (ii) certain governmental authorities have issued any order permanently prohibiting the consummation of the Transaction.
The representations and warranties made by the parties in the Purchase Agreement are to, and solely for the benefit of, each other. The assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure letters provided by the parties to each other in connection with the signing of the Purchase Agreement. While the Company does not believe that these disclosure letters contain information that the securities laws require the parties to publicly disclose, other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties of the parties set forth in the Purchase Agreement. Investors should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about the parties, because they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure letters. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the parties rather than establishing matters as fact. Information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.
The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No	Description
2.1
Purchase and Sale Agreement, dated as of May 23, 2016, by and among American Capital Asset Management, LLC, American Capital Mortgage Management, LLC, American Capital, Ltd. and American Capital Agency Corp.*

* Certain exhibits and schedules have been omitted, and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits or schedules upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL AGENCY CORP.

Dated: May 25, 2016	By:	/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President and Secretary